Exhibit 99.1

Virage Logic Reports Fourth Quarter and Fiscal Year 2009 Results

Revenues Increase 10% Quarter Over Quarter

FREMONT, Calif.--(BUSINESS WIRE)--November 2, 2009--Virage Logic Corporation (NASDAQ:VIRL), the semiconductor industry’s trusted IP partner, today reported its financial results for the fourth quarter and fiscal year ended September 30, 2009.

For fiscal 2009, total revenues were $47.4 million compared to $59.3 million for the prior year. Revenues for the fourth quarter of fiscal 2009 were $13.1 million, compared with $15.5 million for the fourth quarter of fiscal 2008 and $11.9 million for the third quarter of fiscal 2009.

License and maintenance revenue for the fourth quarter of fiscal 2009 was $10.9 million, compared with $12.1 million for the same period a year ago and $10.7 million for the prior quarter. Royalties for the fourth quarter of fiscal 2009 were $2.2 million, compared with $3.4 million for the fourth quarter of fiscal 2008 and $1.2 million for the third quarter of fiscal 2009.

Net loss for the fourth quarter ended September 30, 2009 on a GAAP basis was $3.2 million, or $(0.14) per share, compared with a net loss of $47,000, or $(0.00) per share in the fourth quarter of 2008. For the 2009 fiscal year net loss was $34.1 million or ($1.48) per share fully diluted compared to net income of $0.6 million or $0.02 per share for fiscal 2008.

On a non-GAAP basis which excludes the effects of stock-compensation expense, restructuring and acquisition-related charges, the company would have reported a net income of $0.5 million, or $0.02 per share for the quarter ended September 30, 2009 and a net loss of $3.4 million or $0.15 per share for the full fiscal year ended September 30, 2009. The reconciliation of GAAP to non-GAAP for the quarter includes $1.5 million of stock-based compensation expense, $1.4 million of deferred tax allowance and approximately $3.7 million of acquisition-related charges reduced by $2.9 million tax effect for a net total of $3.7 million.

Virage Logic President and CEO, Dr. Alex Shubat, said, “We grew our license revenues from $10.7 million in the third quarter to $10.9 million in the fourth quarter. Our royalty revenue grew from $1.2 million to $2.2 million as foundry utilization increased.

Fiscal 2009 was a pivotal year for the company and we are proud of the progress we made on our transformation goals, especially in light of the challenging global economic environment. As we outlined in early 2007, our transformation goals included:

Broadening our product portfolio. Through a combination of ongoing R&D efforts and inorganic growth initiatives, our product offerings quadrupled. This resulting non-captive SAM (served available market) grew from $200 million in 2007 to approximately $1 billion in 2010, positioning us well to serve as a single source supplier of a broad range of semiconductor IP.

  The acquisition of ARC International expanded our product portfolio to include microprocessor cores and media subsystems and software, representing the largest segment of the semiconductor IP market. With approximately $24 million in revenue for the trailing twelve months ended June 30, 2009 and over 150 customers, ARC should contribute meaningful scale to our business.
  Our recently announced agreement with NXP transfers part of their advanced CMOS IP portfolio and engineering talent to Virage Logic in a long-term licensing and IP development relationship between the two companies. NXP will pay Virage Logic $60 million over four years from the closing of the transaction which is expected to occur by the end of calendar year 2009.
  Early this year, we announced a licensing agreement with AMD that granted us the rights to license modify and sell high speed interfaces including PCI Express, HDMI/DVI/DisplayPort and MIPI IP. In the fourth fiscal quarter, we rolled out this new product line to market. The high speed interface business unit posted record bookings in Q4 and is poised for significant growth in 2010.

Being first-to-market with next generation advanced technology products. As a result of our early leadership at 40nm and more recently at 28nm, we believe our SiWare™ Memory and SiWare™ Logic products offer the industry’s broadest portfolio of silicon proven IP on this technology node. Today about 15 customers are actively designing SoCs with our 40nm IP, contributing to about 25 tape-outs over the next six months thereby enabling our 40nm royalty revenues to continue growing. Also, during the quarter, we booked our 4th deal in the 28/32nm node. Specifically, we are very proud of this deal as it represents our first multi-year, multi-million dollar 28nm engagement with an end customer, a leading IDM.

Fiscal 2009 marked an inflection point and represented a pivotal year for Virage Logic. We executed well on our inorganic growth initiatives, made continued significant progress on becoming a standard product company versus custom shop, and established deeper, strategic engagements. Our sales pipeline continues to increase and points to strong future growth in terms of both dollar value and individual deal size. Finally, the continuing shift the large semiconductor IDMs are making towards a ‘fabless’ or ‘fab-lite’ business model, plays to our core strengths and enables us to serve as an increasingly trusted IP partner.”

Dr. Shubat concluded, “As a result of all the progress that I’ve itemized above, as well as very strong license bookings for the past two quarters, we are entering Fiscal 2010 with record backlog. Beginning in fiscal 2009, we have worked with our major customers in constructing license contracts that will reflect longer term ratable revenue streams for our company. During the past two quarters, we were successful in booking several large, ratable agreements with major IDMs.

This strong backlog, coupled with the recent acquisitions and IP agreements of the past year, will enable our company to enjoy record license revenue in Fiscal 2010. In addition, we believe that revenue from royalties will increase sharply in fiscal 2010, as a result of strong growth in semiconductor wafer shipments.

For the first quarter fiscal 2010, we are projecting revenues of $18.5 million to $19.0 million and non-GAAP eps results of $0.02 to $0.04 per share. The Company expects to realize, before tax, approximately $2.6 million to $2.8 million in non-GAAP adjustments comprised primarily of stock-compensation and acquisition-related expenses.”

Although this news release will be available on the Company’s website, the Company disclaims any duty or intention to update these or any other forward-looking statements.

Use of Non-GAAP Information

We believe the financial figures we include that are not presented in accordance with GAAP assist investors in understanding our business and operating results. This information is intended to provide investors with useful supplemental data regarding the underlying economics of our business operations because operating results presented under GAAP may include charges that are nonrecurring or not necessarily relevant to ongoing operations, or are difficult to forecast for future periods. The Company’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the core costs of those business operations. Management believes that goodwill impairment charges, valuation allowance on deferred tax assets, restructuring charges, acquisition-related charges and stock-based compensation are not part of its core business operations. Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these items from the period expenses. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are goodwill impairment charges, valuation allowance on deferred tax assets, restructuring charges, acquisition-related charges, and stock-based compensation that are included in cost of revenues, research and development, general and administrative and sales and marketing expenses. To determine our non-GAAP tax provision, the Company recalculates tax based on non-GAAP income before taxes and adjusts accordingly.

For each such non-GAAP measure, the adjustment provides management with information about the Company’s underlying operating performance that enables a more meaningful comparison of our finance results in different reporting periods. For example, since the Company does not acquire businesses on a predictable cycle, management excludes acquisition-related charges in order to provide a more consistent and meaningful evaluation of the Company’s operating expenses. Management also excludes goodwill impairment, valuation allowance on deferred tax assets and restructuring charges as these are non-recurring charges which are not expected to occur on a regular basis. Management also excludes the impact of stock-based compensation to help it compare current period operating expenses against the operating expenses for prior periods. In addition, the availability of non-GAAP information helps management track actual performance relative to financial targets. This information also helps investors compare the Company’s performance with other companies in the industry, which use similar financial measures to supplement their GAAP financial information.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Management believes that providing this non-GAAP financial information, in addition to GAAP information, facilitates consistent comparison of the Company’s financial performance over time. The Company has historically provided non-GAAP information to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate the Company’s core operating performance in the way that management does.

Conference Call

Virage Logic's management will hold a teleconference on fourth quarter and fiscal year 2009 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, November 2, 2009. Participants can access the call by dialing (877) 941-9205 (domestic) or (480) 629-9835 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 406-7325 (domestic) or (303) 590-3030 (international), access number 4171278 through November 7, 2009; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Virage Logic is a leading provider of both functional and physical semiconductor intellectual property (IP) for the design of complex integrated circuits. The company's highly differentiated product portfolio includes processor centric solutions, interface IP solutions, embedded SRAMs and NVMs, embedded memory test and repair, logic libraries, and memory development software. As the industry's trusted semiconductor IP partner, more than 350 foundry, IDM and fabless customers rely on Virage Logic to achieve higher performance, lower power, higher density and optimal yield, as well as shorten time-to-market and time-to-volume. For further information, visit http://www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, and any assumptions underlying these statements, are forward-looking statements, including, for example, statements relating to company trends, business outlook and technology leadership. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic’s ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic’s ability to execute on its strategy; the company’s ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company’s ability to obtain royalty revenues from customers in addition to license fees; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company’s Annual Report on Form 10-K for the period ended September 30, 2008, and in Virage Logic’s other periodic reports filed with the SEC, all of which are available from Virage Logic’s website (www.viragelogic.com) or from the SEC’s website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended September 30, 2009	Twelve Months Ended September 30, 2009
GAAP net loss	$(3,244)	$(34,124)
Stock-based compensation expense charged to operating expense	1,497	2,956
Stock-based compensation expense related to custom contracts	(41)	(48)
Amortization of intangibles and expense for earn-outs related to acquisition	3,699	6,244
Deferred tax allowance	1,435	12,430
Goodwill impairment	--	11,839
Restructuring charges	4	1,499
Tax effect	(2,861)	(4,186)
Non-GAAP net income (loss)	$489	$(3,390)

Income (loss) per share:
Basic	$0.02	$(0.15)
Diluted	$0.02	$(0.15)

Shares used in computing per share amounts:
Basic	23,106	22,979
Diluted	23,204	22,979

Virage Logic Corporation Condensed Consolidated Statements of Operations (In thousands, except per-share amounts) (Unaudited)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2009	2008	2009	2008
Revenue:
License	$10,931	$12,139	$39,295	$47,261
Royalties	2,217	3,374	8,148	12,069
Total revenues	13,148	15,513	47,443	59,330
Cost and expenses:
Cost of revenues	2,334	2,924	9,833	11,106
Research and development	7,721	7,677	29,967	27,725
Sales and marketing	4,820	3,634	12,815	14,749
General and administrative	3,980	2,336	10,836	8,382
Goodwill impairment	--	--	11,839	--
Restructuring charges	4	--	1,499	316
Total cost and expenses	18,859	16,571	76,789	62,278
Operating loss	(5,711)	(1,058)	(29,346)	(2,948)
Interest and other income (expense), net	(16)	755	674	3,395
Income (loss) before taxes	(5,727)	(303)	(28,672)	447
Minority interest in loss of consolidated subsidiaries	47	--	47	--
Income tax provision (benefit)	(2,436)	(256)	5,499	(107)

Net income (loss)	$(3,244)	$(47)	$(34,124)	$554

Earnings (loss) per share:
Basic	$(0.14)	$0.00	$(1.48)	$0.02
Diluted	$(0.14)	$0.00	$(1.48)	$0.02

Shares used in computing per share amounts:
Basic	23,106	23,217	22,979	23,423
Diluted	23,106	23,217	22,979	23,673

Virage Logic Corporation Unaudited Consolidated Balance Sheets (In thousands)

	September 30, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$22,473	$13,214
Short-term investments	7,383	31,148
Accounts receivable, net	15,930	16,526
Costs in excess of related billings on uncompleted contracts	1,262	972
Deferred tax assets	416	1,255
Prepaid expenses	6,887	4,995
Taxes receivable	108	2,733
Total current assets	54,459	70,843

Property, plant and equipment, net	6,533	3,966
Goodwill	10,984	11,751
Other intangible assets, net	29,645	6,270
Deferred tax assets – long-term	8,858	14,548
Taxes receivable - long-term	2,768	--
Long-term investments	--	21,443
Other long-term assets	4,858	383

Total assets	$118,105	$129,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,767	$1,023
Accrued expenses	18,713	5,678
Deferred revenues	9,930	8,866
Income taxes payable	--	1,702
Total current liabilities	33,410	17,269
Income tax liabilities	935	1,083
Deferred tax liabilities	3,156	--
Other long-term accruals	1,397	150
Minority interest	997	--
Total liabilities	39,895	18,502

Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	143,754	141,220
Accumulated other comprehensive (loss) income	(129)	207
Treasury stock, at cost	(5,130)	(4,564)
Accumulated deficit	(60,309)	(26,185)
Total stockholders’ equity	78,210	110,702

Total liabilities and stockholders’ equity	$118,105	$129,204

CONTACT:
Virage Logic Corporation
Brian Sereda, 510-360-8017
Chief Financial Officer
brian.sereda@viragelogic.com